Exhibit 99.1

The Lovesac Company Announces Second Quarter Fiscal 2021 Financial Results

Second Quarter Net Sales Increased 28.7%; Comparable Sales Increased 72.4%

Net Loss Improves to $1.1 million; Adjusted EBITDA Improves to $2.2 million

STAMFORD, Conn., September 9, 2020 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”) today announced its financial results for the second quarter of fiscal 2021, which ended August 2, 2020.

Shawn Nelson, Chief Executive Officer, stated, “I am very pleased with our team’s resiliency and ability to adapt as we continued to serve our customers in a rapidly changing operating environment. Our operational pivot to focus on digital channels while showrooms were closed or operating in a limited fashion, as well as our efficient marketing efforts, were very effective. We successfully positioned ourselves to capitalize on strong demand tailwinds resulting in second quarter sales growth of nearly 29% and comparable sales growth of approximately 72% versus the prior year period. Importantly, with operational discipline, we successfully managed both our top line as well as our bottom line, in a pandemic disrupted environment, driving an almost 28% increase in gross profit dollars, positive Adjusted EBITDA1 of $2.2 million and free cash flow of $9.9 million.”

Mr. Nelson continued, “The environment remains uncertain and we will continue to be disciplined and flexible as we navigate a dynamic marketplace while remaining focused on advancing the initiatives that underpin our long-term growth strategy. We are working to deliver an elevated and more seamless omni-channel experience for our customers, making select strategic infrastructure investments to support our growth and creating efficiencies across the business as we continue to innovate and expand the Lovesac brand and our universe of loyal customers.”

Key Measures for the Second Quarter and First Half of Fiscal 2021 Ending August 2, 2020:

(Dollars in millions, except per share amounts)

	Quarter Ended August 2, 2020	Quarter Ended August 4, 2019	% Inc (Dec)	First Half Ended August 2, 2020	First Half Ended August 4, 2019	% Inc (Dec)
Net Sales	$61.9	$48.1	28.7%	$116.3	$89.1	30.5%
Gross Profit[1]	$31.1	$24.3	27.9%	$58.3	$45.3	28.8%
Gross Margin[1]	50.1%	50.4%	(31)bps	50.2%	50.8%	(66)bps
Total Operating Expense	$32.1	$29.2	9.8%	$67.8	$59.5	13.8%
SG&A	$23.4	$22.0	6.5%	$49.2	$45.8	7.4%
SG&A as % of Net Sales	37.7%	45.6%	(785)bps	42.3%	51.4%	(911)bps
Advertising & Marketing	$7.2	$6.1	18.1%	$15.4	$11.5	34.1%
Advertising & Marketing as % of Net Sales	11.6%	12.6%	(104)bps	13.2%	12.9%	35bps
Basic and Diluted EPS Loss	($0.08)	($0.33)	(75.6%)	($0.65)	($0.99)	(34.1%)
Net loss	($1.1)	($4.8)	(76.8%)	($9.5)	($13.9)	(31.8%)
Adjusted EBITDA[2]	$2.2	($3.3)	166.2%	($3.5)	($8.0)	(55.8%)
Cash Provided by (Used in) Operating Activities	$12.6	($14.9)	184.6%	$12.1	($23.0)	152.4%

[1]	Estimated gross 25% tariff impact for the second quarter of fiscal 2021 to Gross Profit and Gross Margin was $2.4 million and 387 bps, respectively. Estimated gross 25% tariff impact for the first half of fiscal 2021 to Gross Profit and Gross Margin was $4.8 million and 415 bps, respectively. Estimated gross blended 10% to 25% tariff impact for the second quarter of fiscal 2020 to Gross Profit and Gross Margin was $1.4 million and 295 bps, respectively. Estimated gross blended 10% to 25% tariff impact for the first half of fiscal 2020 to Gross Profit and Gross Margin was $2.4 million and 273 bps, respectively.
[2]	Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

	Percent Increase (Decrease), except showroom count
	Quarter Ended August 2, 2020	Quarter Ended August 4, 2019	First Half Ended August 2, 2020	First Half Ended August 4, 2019
Total Comparable Sales (3)(4)	72.4%	43.0%	62.1%	43.1%
Comparable Showroom Sales (4)	(45.3%)	34.1%	(39.0%)	33.0%
Internet Sales	387.2%	73.4%	325.0%	78.1%
Ending Showroom Count	97	80	97	80

[3]	Total comparable sales include showroom transactions through the point of sale and internet net sales.
[4]	Comparable sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is what is included in Net Sales. Showrooms were closed as required by local and state laws as a result of the COVID-19 pandemic effective March 18, 2020 but have since reopened in some format. We are abiding with federal, state, and local guidelines with respect to the operating status of our showrooms. During the second quarter, we operated our showrooms with limited openings, by appointment only and/or virtual demonstrations.

Highlights for the Quarter Ended August 2, 2020:

●	The net sales increase of 28.7% was driven by an increase in internet sales of 387.2%, partially offset by a decrease in showroom sales of (58.9%) due to the impact of showroom closures related to COVID-19 and a decrease of (59.3%) in “Other” sales (which includes shop-in-shops and pop-up shops) related to the impact of COVID-19.

●	The gross profit increase of 27.9% was primarily due to the increase in net sales, partially offset by the impact of tariffs. The approximately 31 basis point decrease in gross margin versus the prior year period reflects an increase of approximately 198 basis points in distribution and tariff related expenses, partially offset by improvements of approximately 167 basis points in product costs as a result of vendor negotiations associated with tariff mitigation and continued shift of product sourcing outside of China.

●	SG&A expense in the second quarter of fiscal 2021 and second quarter of fiscal 2020 included less than $0.3 million of other non-recurring expenses related to financing initiatives. SG&A expense as a percent of net sales decreased 785 basis points primarily due to leverage of employment costs, rent, and selling related expenses such as credit card fees and pop-up shop fees, partially offset by increases in insurance costs, equity compensation and computer expense related to infrastructure investments.

●	Advertising and marketing expense in the second quarter of fiscal 2021 increased approximately 18.1% over the prior year quarter principally due to increased media and direct-to-consumer program spend which contributed to the second quarter sales increase over the prior year period.

●	Operating loss was $1.0 million in the second quarter of fiscal 2021 compared to $4.9 million in the second quarter of fiscal 2020. Operating margin decreased to (1.7%) of net sales in the second quarter of fiscal 2021 from (10.3%) of net sales in the second quarter of fiscal 2020.

●	Net loss was $1.1 million in the second quarter of fiscal 2021 compared to $4.8 million in the second quarter of fiscal 2020.

Highlights for the First Half Ended August 2, 2020:

●	The net sales increase of 30.5% was driven by an increase in internet sales of 325%, partially offset by a decrease in showroom sales of (46.8%) due to the impact of showroom closures related to COVID-19 and a decrease of (29.2%) in “Other” sales (which includes shop-in-shops and pop-up shops).

●	The gross profit increase of 28.8% was primarily due to the increase in net sales, partially offset by the impact of tariffs. The approximately 66 basis point decrease in gross margin versus the prior year period reflects an increase of approximately 247 basis points in distribution and tariff related expenses, partially offset by improvements of approximately 181 basis points in product costs as a result of vendor negotiations associated with tariff mitigation and continued shift of product sourcing outside of China.

●	SG&A expense in the first half of fiscal 2021 and first half of fiscal 2020 included less than $0.1 million and $0.5 million of other non-recurring expenses related to financing and executive recruitment fees, respectively. SG&A expense as a percent of net sales decreased 911 basis points primarily due to leverage of employment costs, rent, selling related expenses such as credit card fees and pop-up shop fees and equity-based compensation, partially offset by increases in insurance and computer expense related to infrastructure investments.

●	Advertising and marketing expense in the first half of fiscal 2021 increased approximately 34.1% over the prior year period principally due to increased media and direct-to-consumer program spend which contributed to the first half sales increase over the prior year period.

●	Operating loss was $9.4 million in the first half of fiscal 2021 compared to $14.3 million in the first half of fiscal 2020. Operating margin decreased to (8.1%) of net sales in the first half of fiscal 2021 from (16.0%) of net sales in the first half of fiscal 2020.

●	Net loss was $9.5 million in the first half of fiscal 2021 compared to $13.9 million in the first half of fiscal 2020.

Other Financial Highlights as of August 2, 2020:

●	The cash and cash equivalents balance as of August 2, 2020 was $54.8 million as compared to $44.2 million as of August 4, 2019. There was no debt outstanding on the Company’s line of credit as of August 2, 2020 and August 4, 2019, respectively. The Company’s availability under the line of credit was $9.9 million as of August 2, 2020 and $15.8 million as of August 4, 2019.

●	Total inventory was $41.0 million as of August 2, 2020 as compared to $40.7 million as of August 4, 2019.

Outlook:

Given the impact of the COVID-19 pandemic and the resulting response by the Company, including cost savings and deferral measures, the Company is providing the following outlook commentary for fiscal 2021:

Mr. Nelson concluded, “Coming off a very strong Labor Day, we feel really good about our ability to deliver overall sales growth in the third quarter that is in line with second quarter growth rates. For the full year, we are well-positioned to drive positive Adjusted EBITDA1, coming entirely in the fourth quarter as the third quarter will be pressured by expense shifts and significant marketing increases that are in large part due to COVID-19-driven deferrals from the second quarter. With gross margins that are expected to be down approximately 200 basis points year-over-year in the third quarter, and the aforementioned expense shifts, we expect an Adjusted EBITDA1 loss of $10 million to $11 million in the third quarter. Importantly, we will continue to be nimble and flexible and will remain disciplined in our approach to running the business as we head into the seasonally high volume period of the year.”

For its current fiscal 2021 year, the Company continues to expect to generate cash from working capital, to open 15-18 new showrooms, to add two additional regional distribution facilities by the end of the fiscal year, and to have capital expenditures in the $12 million to $14 million range.

Conference Call Information:

A conference call to discuss the second quarter of fiscal 2021 financial results is scheduled for today, September 9, 2020, at 8:30 am Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-407-3982 (international callers please dial 201-493-6780) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

Notes

[1]	Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

About The Lovesac Company

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary “Designed for Life” approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers.

Non-GAAP Information

This press release includes certain non-GAAP financial measures that are supplemental measures of financial performance not required by, or presented in accordance with, GAAP, including Adjusted EBITDA. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto.

We have also presented herein certain forward-looking statements about the Company’s future financial performance that include non-GAAP (or “as-adjusted”) financial measures, including Adjusted EBITDA. This non–GAAP financial measure is derived by excluding certain amounts, expenses or income, from the corresponding financial measures determined in accordance with GAAP. The determination of the amounts that are excluded from this non-GAAP financial measure is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts recognized in a given period. We are unable to present a quantitative reconciliation of the aforementioned forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measures because management cannot reliably predict all of the necessary components of such GAAP measures, which could be significant in amount.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in tour industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Cautionary Statement Concerning Forward Looking Statements

Certain statements in this press release, other than purely historical information, including estimates, projections and statements relating to our business plans, objectives and expected operating results and outlook, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended which statements involve substantial risk and uncertainties. In some cases, you can identify forward-looking statements because they contain words or phrases such as “may,” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, future financial position or projections, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations and/or beliefs and assumptions that management considers reasonable, which assumptions may or may not prove correct. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. The preliminary financial results included in this press release represent the most current information available to management. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are the effect and consequences of the novel coronavirus public health crisis on matters including U.S. and local economies, our business operations and continuity, our ability to keep our showrooms open, the health and productivity of our associates, the ability of third-party providers to continue uninterrupted service, risks related to tariffs, the countermeasures and mitigation steps that we adopt in response to tariffs and other similar issues, the regulatory environment in which we operate, our ability to sustain recent growth rates, our ability to sustain the recent increase in our Internet sales, our ability to manage the growth of our operations over time, our ability to maintain, grow and enforce our brand and trademark rights, our ability to improve our products and develop new products, our ability to obtain, grow and enforce intellectual property related to our business and avoid infringement or other violation of the intellectual property rights of others, our ability to successfully open and operate new showrooms, and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:

Rachel Schacter, ICR

(203) 682-8200

InvestorRelations@lovesac.com

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of
	August 2, 2020	February 2, 2020
Assets	(unaudited)

Current Assets
Cash and cash equivalents	$54,835,258	$48,538,827
Trade accounts receivable	6,227,521	7,188,925
Merchandise inventories	41,014,621	36,399,862
Prepaid expenses and other current assets	5,692,646	8,050,122

Total Current Assets	107,770,046	100,177,736

Property and Equipment, Net	25,741,024	23,844,261

Other Assets
Goodwill	143,562	143,562
Intangible assets, net	1,541,754	1,352,161
Deferred financing costs, net	136,006	146,047

Total Other Assets	1,821,322	1,641,770

Total Assets	$135,332,392	$125,663,767

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$24,482,861	$19,887,611
Accrued expenses	11,068,235	8,567,580
Payroll payable	2,539,602	887,415
Customer deposits	9,095,033	1,653,597
Sales taxes payable	858,688	1,404,792
Total Current Liabilities	48,044,419	32,400,995

Deferred rent	5,468,358	3,108,245

Line of Credit	-	-

Total Liabilities	53,512,777	35,509,240

Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of August 2, 2020 and February 2, 2020.	-	-
Common Stock $.00001 par value, 40,000,000 shares authorized, 14,527,579 shares issued and outstanding as of August 2, 2020 and 14,472,611 shares issued and outstanding as of February 2, 2020.	145	145
Additional paid-in capital	169,436,973	168,317,210
Accumulated deficit	(87,617,503)	(78,162,828)

Stockholders’ Equity	81,819,615	90,154,527

Total Liabilities and Stockholders’ Equity	$135,332,392	$125,663,767

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
	August 2, 2020	August 4, 2019	August 2, 2020	August 4, 2019
Net sales	$61,945,410	$48,146,415	$116,317,817	$89,104,778
Cost of merchandise sold	30,889,870	23,861,242	57,978,708	43,827,110
Gross profit	31,055,540	24,285,173	58,339,109	45,277,668
Operating expenses
Selling, general and administration expenses	23,383,525	21,956,376	49,214,927	45,817,988
Advertising and marketing	7,166,537	6,069,903	15,362,122	11,459,233
Depreciation and amortization	1,543,902	1,205,796	3,179,562	2,271,413
Total operating expenses	32,093,964	29,232,075	67,756,611	59,548,634

Operating loss	(1,038,424)	(4,946,902)	(9,417,502)	(14,270,966)
Interest (expense) income, net	(34,729)	169,327	21,627	403,890
Net loss before taxes	(1,073,153)	(4,777,575)	(9,395,875)	(13,867,076)
(Provision for) benefit from income taxes	(33,771)	6,576	(58,800)	(5,700)
Net loss	$(1,106,924)	$(4,770,999)	$(9,454,675)	$(13,872,776)

Net loss per common share:
Basic and diluted	$(0.08)	$(0.33)	$(0.65)	$(0.99)

Weighted average number of common shares outstanding:
Basic and diluted	14,518,929	14,331,185	14,499,505	14,000,565

THE LOVESAC COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	Twenty-six weeks ended
	August 2, 2020	August 4, 2019

Cash Flows from Operating Activities
Net loss	$(9,454,675)	$(13,872,776)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	3,015,012	2,147,743
Amortization of other intangible assets	164,550	123,670
Amortization of deferred financing fees	42,394	36,512
Net loss (gain) on disposal of property and equipment	5,487	(166,865)
Equity based compensation	1,575,183	3,393,099
Deferred rent	2,360,113	88,774
Changes in operating assets and liabilities:
Trade accounts receivable	961,404	(1,625,830)
Merchandise inventories	(4,614,759)	(14,502,594)
Prepaid expenses and other current assets	2,375,123	(1,098,234)
Accounts payable and accrued expenses	8,201,988	1,942,148
Customer deposits	7,441,436	493,128
Net Cash Provided by (Used in) Operating Activities	12,073,256	(23,041,225)
Cash Flows from Investing Activities
Purchase of property and equipment	(4,917,262)	(4,117,755)
Payments for patents and trademarks	(354,143)	(257,029)
Net Cash Used in Investing Activities	(5,271,405)	(4,074,784)
Cash Flows from Financing Activities
Proceeds from the issuance of common shares, net	-	25,610,000
Taxes paid for net share settlement of equity awards	(455,420)	(3,343,218)
Proceeds from the issuance of warrants, net	-	12,000
Paydowns of line of credit	-	(31,373)
Payments of deferred financing costs	(50,000)	-
Net Cash (Used in) Provided by Financing Activities	(505,420)	22,247,409
Net Change in Cash and Cash Equivalents	6,296,431	(4,868,600)
Cash and Cash Equivalents - Beginning	48,538,827	49,070,952
Cash and Cash Equivalents - Ending	$54,835,258	$44,202,352
Supplemental Cash Flow Disclosures
Cash paid for taxes	$58,800	$5,700
Cash paid for interest	$37,557	$24,045

THE LOVESAC COMPANY

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(dollars in thousands)	August 2, 2020	August 4, 2019	August 2, 2020	August 4, 2019
Net loss	$(1,107)	$(4,771)	$(9,455)	$(13,873)
Interest expense (income), net	35	(169)	(22)	(404)
Taxes	34	(7)	59	6
Depreciation and amortization	1,544	1,206	3,180	2,271
EBITDA	506	(3,741)	(6,238)	(12,000)
Management fees (a)	125	133	250	297
Deferred Rent (b)	872	77	856	89
Equity-based compensation (c)	677	171	1,575	3,394
Net loss (gain) on disposal of property and equipment (d)	5	(214)	5	(167)
Other non-recurring expenses (e)(f)	-	275	36	425
Adjusted EBITDA	$2,185	$(3,299)	$(3,516)	$(7,962)

(a)	Represents management fees and expenses charged by our equity sponsors.
(b)	Represents the difference between rent expense recorded and the amount paid by the Company. In accordance with generally accepted accounting principles, the Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease terms.
(c)	Represents expenses associated with stock options and restricted stock units granted to our associates and board of directors
(d)	Represents the net loss (gain) on disposal of fixed assets.
(e)	There were no other non-recurring expenses in the thirteen weeks ended August 2, 2020. Other non-recurring expenses in the thirteen weeks ended August 4, 2019 are made up of (1) $83 in financing fees associated with our secondary offering and (2) $192 in legal and professional fees.
(f)	Other non-recurring expenses in the twenty-six weeks ended August 2, 2020 are related to $36 in professional and legal fees related to financing initiatives. Other non-recurring expenses in the twenty-six weeks ended August 4, 2019 are made up of (1) $150 in recruitment fees to build the executive management team and Board of Directors; (2) $83 in fees associated with our secondary offering financing expense and (3) $192 in legal and professional fees.